Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

We were previously principal accountants for Integrated Food Resources, Inc. (the Company) and on November 3, 1999, we reported on the consolidated financial statements of Integrated Food Resources, Inc., as of July 31, 1999 and 1998, and for each of the years in the two-year period ended July 31, 1999. On October 30, 2000, we resigned as principal accountants of the Company. We have read the Company's statements included under Item 4 of its Form 8-K for November 1, 2000, and we agree with such statements.






MOSS ADAMS LLP
November 1, 2000